SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                             LG&E Energy Corp.
             (Name of Registrant as Specified In Its Charter)

                             LG&E Energy Corp.
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.
     (1)  Title of each class of securities to which transaction applies:
          N/A
     (2)  Aggregate number of securities to which transaction applies:  N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
     (4)  Proposed maximum aggregate value of transaction:  N/A
     (5)  Total fee paid:  N/A
[X]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:  N/A
     (2)  Form, Schedule or Registration Statement No.:  N/A
     (3)  Filing Party:  N/A
     (4)  Date Filed:  N/A


                            IMPORTANT REMINDER


September 23, 1997


Dear Shareholder:

We need your help. We have previously mailed to you proxy materials relating to the Special Meeting of Shareholders of LG&E Energy Corp. to be held on Tuesday, October 14, 1997.

If you have not returned your proxy card for this historic meeting, regardless of the number of shares you own, it is important that they are represented and voted at the meeting. Again, if not already mailed, please take a moment to sign, date and mail the enclosed duplicate proxy card promptly in the return envelope provided for your convenience.

For the reasons set forth in the Proxy Statement dated August 22, 1997, your Board of Directors unanimously recommends that you vote "FOR" approval of the Merger Agreement and the Merger (as defined therein) and the proposal to increase the amount of authorized common stock.

We are pleased to announce that on September 12, 1997, the Kentucky Public Service Commission unanimously approved the merger and the regulatory plan proposed by the companies. Additional information regarding this important Order is available in our current report on Form 8-K, dated September 19, 1997, filed with the SEC.

Thank you for your cooperation and continued support.

Yours very truly,




Roger W. Hale
Chairman of the Board, President
and Chief Executive Officer